Exhibit F-1(a)(2)







                                               October 4, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

       With respect to (1) the Application-Declaration (the "Application-Declaration") on Form U-1, as amended (File No. 70-
9753), filed by System Energy Resources, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by SERI of one or more new series of SERI's First Mortgage Bonds; (2) the Commission's orders dated December 6, 2000 and September 11, 2002 (together, the "Orders") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said First Mortgage Bonds; and (3) the issuance and sale by the Company on September 24, 2002 of $70,000,000 in aggregate principal amount of its First Mortgage Bonds, 4 7/8% Series due October 1, 2007 (the "Bonds"), we advise you, in our capacity as Arkansas counsel to the Company, that in our opinion:

     (a) the Company is a corporation duly organized and validly existing under the laws of the State of Arkansas;

       (b) the issuance and sale of the Bonds have been consummated in accordance with the Application-Declaration, as amended, and the Orders;

      (c) all state laws that relate or are applicable to the issuance and sale of the Bonds (other than so-called "blue sky" or similar laws, upon which we do not express an opinion herein) have been complied with;

      (d) the Bonds are valid and binding obligations of the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law); and

      (e) the consummation of the issuance and sale of the Bonds has not violated the legal rights of the holders of any securities issued by the Company.


     We are members of the Arkansas Bar. This opinion is limited to the laws of the State of Arkansas and the federal laws of the United States of America. In giving this opinion, we have relied, as to all matters governed by the laws of the State of New York upon the opinion of Thelen Reid & Priest LLP, counsel to the Company, and as to all matters governed by the laws of the State of Mississippi, upon the opinion of Wise Carter Child & Caraway, Professional Association, Mississippi counsel for the Company, which are to be filed as exhibits to the Certificate pursuant to Rule 24. Our consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.


                              Very truly yours,


                              /s/ Friday, Eldredge & Clark, LLP


                              Friday, Eldredge & Clark, LLP